List of Subsidiaries of Altus Power, Inc. as of December 31, 2024

Name of Subsidiary	Jurisdiction of Incorporation
Altus Power, LLC	Delaware
APA Generation, LLC	Delaware
APA Generation Holdings, LLC	Delaware
APA Finance Holdings, LLC	Delaware
APA Finance, LLC	Delaware
Altus ZS Holdings, LLC	Delaware
APA Finance II, LLC	Delaware
APA Finance III, LLC	Delaware
APAF III Operating, LLC	Delaware
APACF II Holdings, LLC	Delaware
Park Avenue Solar Solutions, LLC	Delaware
TGCOP Holdco, LLC	Delaware
DESRI II Acquisition Holdings, LLC	Delaware
DESRI V Acquisition Holdings, LLC	Delaware
NY Community Solar (Fund III) Borrower, LLC	Delaware
NY Community Solar (Fund III) Partnership, LLC	Delaware
Project Hyperion, LLC	Delaware
Portfolio A Financing (Fund III), LLC	Delaware
Zildjian Solar X, LLC	Delaware